July 29, 1997


Dear Fellow Ultra-Small Company Shareholder,

Translation: The June quarter was great. On the strength of this quarter, so was the fiscal year. Our three year performance through August 15 is fantastic. I'm very happy.

Performance for our third fiscal year ending June 30, 1997 was again very strong! The Ultra-Small Company Portfolio was up 26.0%, roughly twice the average small company fund. Our Portfolio ranked 89th of 431 small-company funds (21st highest percentile) for this period, according to Morningstar. This is even more impressive within the current (and we believe short-term) context of the stock market favoring large companies. Compared to other funds investing in smaller companies, we look particularly sharp: Of 26 funds with average market capitalization below $150 million, the Ultra-Small Company Portfolio ranked #1 over the last year.

I have mentioned previously that three years is about the shortest significant period to judge investment performance. Even this doesn't take you through a full "market cycle," but it's better than following the daily, weekly, and annual performance charts. Since we just celebrated our third birthday on August 5 (yes, we had balloons and cake), I thought you would want to know what Morningstar has to say. Partially on the strength of a very good July/August not included in the numbers below, we have a calendar year-to-date return of 31.9%. In Morningstar's "small cap value" universe of funds, we ranked 7th percentile in 1995, 14th percentile in 1996, and 2nd percentile in 1997 calendar year-to-date. Overall, this consistency has earned us a first percentile ranking for the full three year period through August 15. I attribute this consistency to the diversity of our portfolio, the success of our models, the talent and dedication of our employees, and our commitment to close the portfolio at half the level of any previous fund.

In summary, I am extremely pleased with both recent and three year results. The graph below presents the growth of $10,000 invested in our portfolio on our inception date compared with two benchmarks. Our initial shareholders have now passed the "doubling" milestone. The table on the following page presents our performance according to the formula required by the SEC.

Performance Summary
Your portfolio was up 23.7% during the June quarter, trouncing all our comparison benchmarks. For the fiscal year ending June 30, we were up 26.0%, also trouncing our performance benchmarks. The following table presents the details:

                                  June Qtr.  1 Year  Life-to-Date
                                  3/31/97    6/30/96    8/5/94 to
                                to 6/30/97  to 6/30/97  6/30/97**

Ultra-Small Company Portfolio        23.7%      26.0%      29.6%
Lipper Small Cap Stock Funds*        16.8%      13.5%      23.1%
Russell 2000 (small growth stocks)*  16.2%      16.3%     20.1%

*The Lipper Small Cap Stock Funds is an index of small company funds compiled by Lipper Analytical Services, Inc. The Russell 2000 is an unmanaged index of small stocks, with dividends reinvested. Past performance does not guarantee future returns.
** Life-to-date returns are annualized; the June quarter period is not annualized.

Detailed Explanation of Performance

Translation: Eighteen of our companies were way up in the quarter; one was down. This combination fueled our 23.7% rise.

Since over 90% of our fiscal year return came in the June quarter, I will focus on this three month period. Eighteen of our companies increased by at least 50% during the fiscal year. The highest performer was Maverick Tube, a producer of pipe for the oil and gas industry--up a whopping 111% in just three months. After oil prices rose significantly last year, drilling activity is picking up and companies are drilling to greater depths. These trends have increased both volume shipments and prices charged. Because of the high operating leverage of this industry (small changes in revenues can lead to much greater changes in earnings), profits took off and Wall Street took notice. Maverick has actually given us a 200% gain since we bought it in May, 1996.

Our #2 performer, Reliability Inc., an electronics test equipment manufacturer, is a great example of an undiscovered stock with a great business that went nowhere until the last quarter. The only problem with some of these great, small, undiscovered companies is that they can stay great, small, and undiscovered a long time, which means the stock price remains flat too. When we bought this company in the fall of 1995, not a single analyst covered the stock. The stock price actually declined significantly as the stock market rose in 1996--we kept buying more. The stock price finally exploded in the June quarter.

The rest of the list below shows significant diversification in our portfolio. Oil and gas and electronics remain significant industries in our portfolio (12% and 9%, respectively); they certainly helped our performance in the June quarter. There are also some sleepy industries. Notice Dixie Yarns, a small textile firm in a mature industry. Hardly high tech. I hope that such companies give us some downside cushion in the next technology swoon. One final stock which I'll point out on this list is China Resources Development (up 60%), our "story stock" last quarter.

Ultra-Small Company "Movers and Shakers" for the June Quarter

Rank    Company                          Industry         Total Return

 1   Maverick Tube Corp.                 Oil & Gas Services      111.3%
 2   Reliability Inc.                    Electronics              85.1%
 3   Semtech Corporation                 Electronics              80.2%
 4   American Technical Ceramics Corp.   Electronics              73.1%
 5   Amrion Inc.                         Retail Stores            71.0%
 6   UTI Energy Corp.                    Oil & Gas                70.6%
 7   Engineered Support Systems Inc.     Electronics              70.5%
 8   U.S. Home & Garden Inc.             Machinery                63.6%
 9   Nam Tai Electronics Inc.            Electronics              62.2%
 10  Freds Inc.                          Retail Stores            62.2%
 11  Dixie Yarns Inc.                    Textiles                 60.8%
 12  China Resources Development Inc.    Rubber / Fabricating     60.0%
 13  Moviephone Inc.                     Leisure-Amusement        58.4%
 14  Trans World Entertainment Corp.     Retail Stores            53.3%
 15  American Coin Merchandising Inc.    Leisure-Amusement        52.6%
 16  RCM Technologies Inc.               Services                 51.8%
 17  McFarland Energy Inc.               Oil & Gas                51.0%
 18  Inotek Technologies Corp.           Machinery                50.0%

How Bad Can It Get?

Translation: There really is a lot of risk in individual companies this size. That's why it's important to own a good number of them.
Occasionally we invest in a real loser. In the last quarter the ratio of winners to losers was 18 to 1, however, a great combination.

Much more remarkable to me than eighteen stocks up 50+% is the fact that only one stock declined by this amount. Fortunately, this stock represented less than 0.1% of net assets at the beginning of the quarter. Eighteen up and one down is a powerful combination. OK, let's peek under the covers of an ultra-small stock that really didn't make it. We first bought Graphix Zone in August of last year at $3 5/8. After three years of losses, it looked like a turnaround candidate. Not quite. This company develops and distributes interactive computer software. As recently as March the company had been acquiring the assets of an interactive music publisher.
On April 10 the company introduced a new management team. They announced plans to reduce employees from 70 to 45, terminate certain development efforts, and divest "non-core" business interests. Hmmm, I wonder if that includes the assets purchased the month before. We sold at an average price of $2.0, a 45% drop. Well, it did get worse. On April 18, management was negotiating with preferred shareholders--not a good sign.
On June 16, the company no longer met the listing requirements of NASDAQ and was delisted. I just looked up the current stock price, which is five cents. Yes, things can get worse.

Disclaimer

Translation: The following is a reminder from the friendly folks at your fund who worry about liability. It's risky to purchase directly stocks listed or discussed here, because it's always possible our position may have changed by the time you receive this correspondence. However, I do commit that I won't talk favorably in the media about a stock I am concurrently selling from the Portfolio.

The views expressed here are exclusively those of Fund management. They are not meant as investment advice. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 1997; security positions can and do change thereafter. For example, buying a security you see highlighted in this report seems to me like a formula for underperforming the Portfolio itself.


Industry Concentration

Translation: Our largest industry concentrations are oil and gas (12%) and data processing software and service (12%), so I don't consider that we're adding to risk by making large bets on individual industries. We're just trying to pick one good company at a time.

Ultra-small companies as an asset class are more volatile than the market for larger stocks. We avoid increasing risk further through concentration in too few companies, and we try to dampen some of the downside risk through our statistical stock picking models. Our largest holding is typically less than 3% of net assets, and we generally avoid industry or region concentration risk. The following are the top five industries represented in the portfolio: 1) data processing software and services - 12.3%, 2) oil and gas - 12.1%, 3) data processing hardware - 10.6%, 4) electronics / electrics - 9.4%, and 5) retail stores - 8.3%.

Is Closing the Portfolio to New Investors Good or Bad for Performance?

Translation: As a portfolio manager and shareholder, I think this was a slam dunk good decision. We'll see if our performance continues to bear this out.

Not long ago I read an article which studied the performance of small-cap funds after closing to investors. The research was not conclusive, but it seemed to indicate that these funds typically didn't perform as well after closing. My own opinion is that these funds probably closed only after they had already gotten more money in than they could wisely invest. I believe our closing at such a low level will actually help our performance. Here are the advantages: 1) By trading smaller "blocks" of company stocks, we won't unfavorably move the price (or at least not as much as if we didn't close) when buying and selling shares. 2) A given amount of a winning company's stock makes a bigger impact on the "bottom line." 3) By closing at a smaller size, we avoid "size creep," or the need to invest in larger companies which would move us away from our ultra-small charter. 4) In a downturn, portfolio shareholders are less likely to panic and sell out (increasing costs for the remaining shareholders), since they won't be able to buy back in later. 5) Certain costs associated with state registration and processing new accounts decline. 6) It is easier to sell stocks which have gotten too large and reinvest the proceeds in ultra-small stocks again when you don't have large new inflows to invest. This was a problem for us in January and again in May before we closed the Portfolio to new investors (not that you could see it in the performance).

On the other side of the ledger, 1) the expense ratio could be higher since some costs are spread over a smaller base of assets; however, I believe the cost savings in item five above largely offsets this. 2) Due to an IRS rule and a mutual fund accounting quirk, shareholders in a taxable account in an actively managed fund with a quickly growing asset base get a lower taxable distribution at the end of the year (assuming they were shareholders for the full year). This really is nice, because it can add a couple of percentage points to your after-tax return in a bull market. 3) More (new) money can be invested in the best ideas; however, I think you can always sell something you don't like so well to buy something new.

Altogether, I believe one key to success in small cap investing is closing a fund too early rather than too late. Funds that open up again to new shareholders frequently say they have good opportunities to put more money to work. While this may be true, what happens in a different part of the investment cycle? Let's say the small-cap sector goes up 50% and it's much harder to find good deals; does the mutual fund company return some of the money to shareholders? Not likely. The adviser's management fee is usually tied directly to assets under management, and there is a large potential conflict of interest here. Interestingly, we do two things to counteract this conflict of interest at Bridgeway. First, two of our portfolios have performance based management fees. If too much money causes these portfolios to underperform, our management fee plummets along with performance. In the Ultra-Small Company Portfolio, the Portfolio compensates the Adviser for closing the portfolio at a very low level. I believe this has worked strongly to the benefit of shareholders, and I believe some of our recent excellent performance (in June and July) testifies to this.

Now that Ultra-Small Company is Closed, Will We Start Ultra-Small II?

Translation:  No.

We have committed to do no new offering which competes with this portfolio for our best ultra-small stock ideas. However, we have started an index fund on the ultra-small concept. The Bridgeway Ultra-Small Index Portfolio invests passively in a representative sample of the 2600 stocks which make up the ultra-small universe on the exchanges and NASDAQ's National Market System. We're not trying to beat the ultra-small market return with this new portfolio, we're just trying to match it. And we'll do our trading in such a way as to make sure we're not competing with your Ultra-Small Company Portfolio. Someday, I would also like to have a micro-cap fund which invests in companies just bigger than ultra-small. However, my
(your) board of directors doesn't want me to get spread too thinly, so we won't do this until we have enough well-trained backup staff to support another actively managed portfolio.

I Hate High Expenses--or More with Less

Translation: We're very serious about reducing our costs. This quarter we have completed efforts to reduce the "custodian" bank expense and to eliminate the IRA trustee fee for IRA accounts.

In my last shareholder letter I committed to telling you for several quarters what we were doing to get our Portfolio costs down. Our target is 1.25% of net assets when net assets reach $50 million. Annual expenses are currently 2.0% (without waiving fees or reimbursing expenses). Last quarter I highlighted our decision to discontinue all marketing and advertising. This quarter I'd like to write about two new efforts. We conducted a nationwide search for a new custodian to reduce the portfolio expense associated with holding securities in "safekeeping," a federal mutual fund requirement. We found two firms we thought could do a good job, but in the end our current custodian met the lowest cost provider's bid. This should reduce the custodian cost for Ultra-Small Company Portfolio about 50% in the next year (less in our other portfolios).

I'm just as excited about another development. We are changing the trustee for our IRA accounts. The current cost to IRA shareholders for this service is $20 per year. Some shareholders had suggested eliminating the fee for larger accounts, as some other mutual fund families do. I opposed this idea, however. Why should the smaller accounts pay their full way while the wealthier accounts get a free ride? So we looked hard at how to get the cost down for everyone. I am pleased to report that we have been successful. We have reduced the cost and the Adviser has agreed to make up the difference in its entirety, so that the 1997 IRA trustee fee will be $0. Obviously, it's costing the Adviser something, but we wanted to send a signal we are very serious about our low cost efforts. We delayed sending out the 1996 bill until we could make this announcement. So, if your Bridgeway account is for an IRA, your invoice for 1996 (hopefully the last ever) should arrive soon. If you already paid your 1997 fee, we'll be crediting your account later this year.

Achilles Heel

I am pleased with our investment performance, our progress on cost reduction, and parts of our customer service. The one area I can't say I'm satisfied with is the timeliness of our confirmations and quarterly account statements--so if this has been an inconvenience to you, my apologies. In retrospect, we should have hired the new staff below six months earlier, a mistake for which I take full responsibility. I expect it to be another two months before you see the fruits of our efforts to improve our record. Next to the graph of investment performance in our conference room is now a graph of the timeliness of our net asset value reporting each day and the percentage of confirmations mailed within 48 hours. Our recent performance in this area has not been acceptable.


Biggest Mistake

Translation:  We (the Adviser) made a mistake.  We admit it.  We own it.
We eat it.
First, a bit of philosophy. . . As a shareholder, you are an owner of the Fund. As the manager appointed by your Board of Directors to manage the Fund, I am your "hired hand." I prefer to think of myself as a steward of your assets which you entrusted to the Fund. So, as my boss, I think you are entitled to know the bad things that happen as well as the good.

The worst thing that happened at the Fund over the last year was that Bridgeway staff made an error calculating the dividend distribution in December, 1996, resulting in too low a dividend. We are in the process of petitioning the IRS to make the remaining distribution this fall. There are penalties and interest to the IRS (approximately $19,800) which the Adviser, not the Portfolio, not you - the shareholder - will pay. This mistake will not happen again.

New Folks at Bridgeway

Translation: I enjoy working with each of the people that make up Bridgeway's staff. Really, I can't believe anyone's paying me to have this much fun. Let me introduce three new people.

As our assets have gone up more than five-fold in the last year, we have hired some new people at Bridgeway. I'm impressed with the caliber of each one of these employees and am just as impressed by the strength we gain through diversity. Each new employee individually has a different strength or skill they bring with them. Dianne has been with us on a temporary basis while she took off a semester from one of the toughest liberal arts colleges in the country. She's mentally sharp, learns quickly, and has a bright, positive, and contagious attitude. She has been helping with a number of different projects, including some accounting, some new software, and also qualifying companies for our Social Responsibility Portfolio.

By the time Kim was 21, she'd been an entrepreneur, a landlord, a stock broker's assistant, and a part-time mechanic; not to mention a full time finance major at Texas A&M University. Kim's a potential powerhouse here, and she's helping me compile the myriad of data to run our models.

Cheryl is a native Houstonian with a couple of "grown" kids and a tall handsome grandson. She is working with our fund and shareholder accounting while pursuing a bachelor's degree at the University of Houston. She differentiated herself from over 90 other applicants by her experience, long term employment for one previous company, and her accounting knowledge.

Conclusion

We have passed several milestones very important to Bridgeway within the last year. I want to thank each one of you who has demonstrated unusual trust by investing in and with a young company. Thank you for helping provide a living for myself and for each of us at Bridgeway. As steward of your money, I hope and pray to earn your continued trust and to never take it for granted.
I trust you celebrate with us the Fiscal Year 1997 results. As always, I appreciate your feedback. We keep a bulletin board of shareholder comments and suggestions and we take them very seriously. Please keep your ideas coming.

Sincerely,

John Montgomery

  July 29, 1997


  Dear Fellow Aggressive Growth Shareholder,

  After two quarters of underperforming our market benchmarks, the Aggressive Growth Portfolio returned to its winning ways in the June quarter. The Portfolio gained 20.1% in the quarter, handily beating the market and peer group indicators. For the entire fiscal year, the Portfolio was up 19.9%, beating our peer group of capital appreciation funds and the Russell 2000 Index of small stocks. The Portfolio ranked #20 of 119 aggressive growth funds for the fiscal year according to Morningstar. However, the largest U.S. companies represented by the S&P 500 Index lead most other indicators for the fiscal year, including our portfolio.

  Performance Summary

  The table on the next page presents our quarter, fiscal year, and life-to-date financial results according to the formula required by the SEC. The graph below shows we have done quite well for the full period since inception. I would like to highlight two trends from this graph. First, we have been in a wonderful bull market. The S&P 500 Index has averaged a 29% return for the last three years. This is almost three times the long-term historical average, and I don't expect this to continue unabated. We are overdue for a true market correction (the market really does go both up and down). However, we subscribe to a "buy and hold" strategy and strongly discourage trying to time the market. We believe the stock market is still an excellent place for long term investments; but please--don't put any money here you might need in the next couple of years. With this caveat, I'll say that my wife and my own IRA money is still fully invested in the three actively managed Bridgeway portfolios and we have no plans to change this over the next decade.

  The second dynamic trend from the graph below is the wide divergence between the returns of large and small companies. The S&P 500 (large stock index) has beaten the Russell 2000 (small stock index) by 37 percentage points for the full life of our Portfolio. Much of this was during the last twelve months when the S&P beat the Russell 2000 by 18.4%. In fact, there have been only five calendar years over the last seven decades in which large stocks have outperformed small ones by this amount. I wouldn't normally expect our Portfolio to do as well in this environment since we invest in all size companies and our models have favored small stocks recently.
Your portfolio was up 20.1% during the June quarter, beating all our comparison benchmarks. For the fiscal year ending June 30, we were up 19.9%, beating two of our three benchmarks. The following table presents the details:
                                    June Qtr.  1 Year   Life-to-Date
                                     3/31/97   6/30/96   8/5/94 to
                                   to 6/30/97  to6/30/97  6/30/97**

Aggressive Growth Portfolio            20.1%      19.9%     28.2%
S&P 500 Index (large companies)*       17.2%      34.7%     28.6%
Russell 2000 (small growth companies)* 16.2%      16.3%     20.1%
Lipper Capital Appreciation Funds*     13.6%      14.3%     20.0%


*The Russell 2000 and S&P 500 are unmanaged indexes of large and small companies, respectively, with dividends reinvested. The Lipper Capital Appreciation Funds reflect the aggregate record of more aggressive domestic growth mutual funds as reported by Lipper Analytical Services, Inc. Past performance does not guarantee future returns.
** Life-to-date returns are annualized; quarterly returns are not annualized.


Detailed Explanation of Performance

Translation: Ten of our companies were way up in the quarter; none were down by this amount. This combination fueled our 20% rise.

Since practically all of our fiscal year return came in the June quarter, I will focus on this three month period. Ten of our companies increased by at least 50% during the quarter. Unfortunately, none of these were our core holdings, such as drove our performance last year. Each of these were among our smaller diversifying positions and together represented just 18% of net assets at the end of the quarter. Nevertheless, these little powerhouses really helped fuel our performance. Four of the ten were in the electronics industry. The highest performer was Teledata Communications, an Israeli telecommunications supplier for both developed and developing nations--up 92% in just three months. After declining sales in 1994 and a loss for 1995, the company really got back on track over the last year. March quarter sales more than doubled and profits were up even more on the strength of new product acceptance.

The second highest performing stock was Plexus Corporation, a contract provider of design, manufacturing and testing services, up 89%. This company is a good example of what one of our "multi-factor" models can pick up on very early in a growth company--good growth, valuation, and technical characteristics that made Plexus an early buy before posting a tremendous quarterly gain. The company sports a below-industry level of debt. However, as a contract provider, it has high operating leverage, meaning that modest increases in revenues can lead to much larger percentage increases in earnings.

Much more remarkable to me than ten stocks up 50+% is the fact that not a single one declined by this amount. In fact, the largest decline (-13%) of any stock held at quarter end was Bell Microproducts, a semiconductor product distributor. The company announced a sales slowdown and earnings
reversal at the quarter end.   Here's the full list of our quarterly
"movers and shakers":

Aggressive Growth "Movers and Shakers" for the June Quarter

Rank  Company                   Industry               Total Return

 1    Teledata Communications   Telecommunications         92.3%
 2    Plexus Corporation        Electronics/Electric       89.2%
 3    Reliability Inc.          Electronics/Electric       85.1%
 4    Creative Technology Ltd.  Data Processing Hardware   83.8%
 5    JPM Company               Electronics/Electric       84.1%
 6    Semtech Corporation       Electronics/Electric       80.2%
 7    Staffmark Inc.            Services                   73.7%
 8    Dataworks Corp.           Data Processing Software   52.9%
 9    Superior Telecom Inc.     Telecommunications         51.8%
 10   McFarland Energy          Oil & Gas                  51.0%

Disclaimer

Translation: The following is a reminder from the friendly folks at your fund who worry about liability. It's risky to purchase directly stocks listed or discussed here, because it's always possible our position may have changed by the time you receive this correspondence. However, I do commit that I won't talk favorably in the media about a stock I am concurrently selling from the Portfolio.

The views expressed here are exclusively those of Fund management. They are not meant as investment advice. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 1997; security positions can and do change thereafter. For example, buying a security you see highlighted in this report seems to me like a formula for underperforming the Portfolio itself.

Industry Concentration

Translation: While we do invest more portfolio money (5% to 10% of the total portfolio) in some individual companies, the overall portfolio is well diversified by industry and region. In addition to seeking above market returns, we are also continually managing portfolio risk.

No industry made up as much as 12% of our portfolio at quarter end. While I'm always concerned with diversification, this figure indicates stronger than normal diversification for the Aggressive Growth Portfolio. We are just trying to pick one good company at a time. The following are the top five industries represented in the portfolio: 1) data processing software and services - 11.4%, 2) retail stores - 11.1%, 3) services - 9.9%, 4) telecommunication - 9.2%, and 5) food - 7.8%.

This overall industry diversification may mask another portfolio characteristic: our willingness to concentrate assets in what I call "core holdings." Three companies represented more than 5% of net assets at quarter end: TJX Companies (8.6%), Airborne Freight (5.8%), and Smithfield Foods (5.8%). The portfolio held 46 companies at fiscal year end with 44% of net assets in the top ten holdings.

I Hate High Expenses--or More with Less

Translation: We're very serious about reducing our costs. This quarter we have completed efforts to reduce the "custodian" bank expense and to eliminate the IRA trustee fee for IRA accounts.

In my last shareholder letter I committed to telling you for several quarters what we were doing to get our Portfolio costs down. Annual expenses are currently 2.0% (slightly more before waiving a portion of management fees). Last quarter I highlighted our decision to discontinue all marketing and advertising. This quarter I'd like to write about two new efforts. We conducted a nationwide search for a new custodian to reduce the portfolio expense associated with holding securities in "safekeeping," a federal mutual fund requirement. We found two firms we thought could do a good job, but in the end our current custodian met the lowest cost provider's bid. This should reduce the custodian cost significantly in Fiscal Year 1998.

I'm just as excited about another development. We are changing the trustee for our IRA accounts. The current cost to IRA shareholders for this service is $20 per year. Some shareholders had suggested eliminating the fee for larger accounts, as some other mutual fund families do. I opposed this idea, however. Why should the smaller accounts pay their full way while the wealthier accounts get a free ride? So we looked hard at how to get the cost down for everyone. I am pleased to report that we have been successful. We have reduced the cost, and the Adviser has agreed to take make up the difference in its entirety, so that the 1997 IRA trustee fee will be $0. Obviously, it's costing the Adviser something, but we wanted to send a signal we are very serious about our low cost efforts. We delayed sending out the 1996 bill until we could make this announcement. So, if your Bridgeway account is for an IRA, your invoice for 1996 (hopefully the last ever) should arrive soon. If you already paid your 1997 fee, we'll be crediting your account later this year.

Achilles Heel

I am pleased with our investment performance, our progress on cost reduction, and parts of our customer service. The one area I can't say I'm satisfied with is the timeliness of our confirmations and quarterly account statements--so if this has been an inconvenience to you, my apologies. In retrospect, we should have hired the new staff below six months earlier, a mistake for which I take full responsibility. I expect it to be another two months before you see the fruits of our efforts to improve our record. Next to the graph of investment performance in our conference room is now a graph of the timeliness of our net asset value reporting each day and the percentage of confirmations mailed within 48 hours. Our recent performance in this area has not been acceptable.

Biggest Mistake

Translation:  We (the Adviser) made a mistake.  We admit it.  We own it.
We eat it.

First, a bit of philosophy. . . As a shareholder, you are an owner of the Fund. As the manager appointed by your Board of Directors to manage the Fund, I am your "hired hand." I prefer to think of myself as a steward of your assets which you entrusted to the Fund. So, as my boss, I think you are entitled to know the bad things that happen as well as the good.

The worst thing that happened at the Fund over the last year was that Bridgeway staff made an error calculating the dividend distribution in December, 1996, resulting in too low a dividend. We are in the process of petitioning the IRS to make the remaining distribution this fall. There are penalties and interest to the IRS (approximately $6,200) which the Adviser, not the Portfolio, not you - the shareholder - will pay. This mistake will not happen again.

New Folks at Bridgeway

Translation: I enjoy working with each of the people that make up Bridgeway's staff. Really, I can't believe anyone's paying me to have this much fun. Let me introduce three new people.

As our Fund assets have gone up more than five-fold in the last year, we have hired some new people at Bridgeway. I'm impressed with the caliber of each one of these employees and am just as impressed by the strength we gain through diversity. Each new employee individually has a different strength or skill they bring with them. Dianne has been with us on a temporary basis while she took off a semester from one of the toughest liberal arts colleges in the country. She's mentally sharp, learns quickly, and has a bright, positive, and contagious attitude. She has been helping with a number of different projects, including some accounting, some new software, and also qualifying companies for our Social Responsibility Portfolio.

By the time Kim was 21, she'd been an entrepreneur, a landlord, a stock broker's assistant, and a part-time mechanic; not to mention a full time finance major at Texas A&M University. Kim's a potential powerhouse here, and she's helping me compile the myriad of data to run our models.

Cheryl is a native Houstonian with a couple of "grown" kids and a tall handsome grandson. She is working with our fund and shareholder accounting while pursuing a bachelor's degree at the University of Houston. She differentiated herself from over 90 other applicants by her experience, long term employment for one previous company, and her accounting knowledge.



Conclusion
We have passed several milestones very important to Bridgeway within the last year. I want to thank each one of you who has demonstrated unusual trust by investing in and with a young company. Thank you for helping provide a living for myself and for each of us at Bridgeway. As steward of your money, I hope and pray to earn your continued trust and to never take it for granted.

I trust you celebrate with us the Fiscal Year 1997 results. As always, I appreciate your feedback. We keep a bulletin board of shareholder comments and suggestions and we take them very seriously. Please keep your ideas coming.

Sincerely,


John Montgomery

July 29, 1997



Dear Fellow Social Responsibility Shareholder,

Our performance in the June quarter and 1997 Fiscal Year was very good in absolute terms--up 10.9% and 16.9%, respectively. However, we lagged our primary market benchmarks in both periods as indicated by the table and graph below. The Social Responsibility Portfolio ranked 15th of 24 socially responsible equity funds according to the Social Investment Forum over the last year.

Performance Summary

The following table presents SEC standardized performance for the March quarter, one year, and life-to-date**:

                                   June Qtr.  1 Year  Life-to-Date
                                    3/31/97   6/30/96    8/5/94 to
                                  to 6/30/97 to 3/31/97  6/30/97**

Social Responsibility Portfolio      10.9%     16.9%       21.5%
S&P 500 Index (large stocks)*               17.2%     34.7%       28.6%
Lipper Growth and Income Funds*      14.8%     28.9%       22.7%

*The S&P 500 is an unmanaged index of large stocks, with dividends reinvested. The Lipper Growth Funds reflect the aggregate record of domestic growth mutual funds as reported by Lipper Analytical Services, Inc. Past performance does not guarantee future returns.
** Life-to-date returns are annualized; quarterly returns are not annualized.

Explanation of Performance

The largest stocks of the S&P 500 walked away from the rest of the market over the last quarter and fiscal year. With the notable exception of our pharmaceutical companies, our portfolio has concentrated primarily in the next tier of more "mid-cap" stocks, and this has hurt our performance relative to the S&P 500 Index. In addition, with the all-time valuations of large company stocks, we have held a higher percentage of cash in the last quarter, and this also hurt our relative performance. With the addition of Diane and Kim (see below) to help qualify more stocks outside the Council on Economic Priorities database, we expect to be more fully invested in the current quarter.

The highest performing stock during the June quarter was Pfizer, up 42%. This company benefited from the tremendous runup of very large, "blue chip" stocks.
Largest Positions

The following are our largest ten portfolio positions on June 30, 1997

                       % of Net
Company                  Assets       Industry

The Gap, Inc.             5.2%        Retail Stores
Fuller (HB)               4.4%        Chemicals
Student Loan Marketing    4.4%        Finance
MBNA Corp                 4.3%        Banking
Sofamor/Danek Group       4.2%        Medical equipment/Supplies
Safeway Stores            4.1%        Retail Stores
Coca-Cola Company         3.7%        Beverages
Great Atlantic & Pacific  3.6%        Retail Stores
Medtronic, Inc.           3.6%        Medical equipment/Supplies
Cinncinatti Bell          3.6%        Telecommunications
                         41.0%

NIKE

We received several phone calls from shareholders and potential shareholders concerned about poor publicity over the last year concerning Nike, the shoe manufacturer. The company has come under major criticism for workplace conditions and especially low wages in their plants located in developing nations. In responding to these allegations, the company commissioned Andrew Young, past U.S. ambassador to the United Nations, to review company policies and practices in these plants. Based on our review of Young's report and a report by a human rights group, we believe there have been some major incidents of abuse in plants of Nike's subcontractors, that there is no maliciousness on Nike's part, that the company has taken some specific measures for improvement, but that neither Nike's level of disclosure, wages, nor actions taken are exemplary, as we would desire of our companies.

Therefore, we are selling the holding from our portfolio for three reasons:
1) The company has fallen from the top fifth to the second fifth of our social ranking. 2) Nike receives a "C" from the Council on Economic Priorities for it's (lack of) disclosure. 3) We tend to side more with Nike's critics rather than the company.

Disclaimer

Translation: The following is a reminder from the friendly folks at your fund who worry about liability. It's risky to purchase directly stocks listed or discussed here, because it's always possible our position may have changed by the time you receive this correspondence. However, I do commit that I won't talk favorably in the media about a stock I am concurrently selling from the Portfolio.

The views expressed here are exclusively those of Fund management. They are not meant as investment advice. Any favorable (or unfavorable) description of a holding applies only as of the quarter end, June 30, 1997; security positions can and do change thereafter. For example, buying a security you see highlighted in this report seems to me like a formula for underperforming the Portfolio itself.

New Folks at Bridgeway

As our total Fund assets have gone up more than five-fold in the last year, we have hired some new people at Bridgeway. I'm impressed with the caliber of each one of these employees and am just as impressed by the strength we gain through diversity. Each new employee individually has a different strength or skill they bring with them. Dianne has been with us on a temporary basis while she took off a semester from one of the toughest liberal arts colleges in the country. She's mentally sharp, learns quickly, and has a bright, positive, and contagious attitude. She has been helping with a number of different projects, including some accounting, some new software, and also qualifying companies for our Social Responsibility Portfolio.

By the time Kim was 21, she'd been an entrepreneur, a landlord, a stock broker's assistant, and a part-time mechanic; not to mention a full time finance major at Texas A&M University. Kim's a potential powerhouse here, and she's helping me compile the myriad of data to run our models.

Cheryl is a native Houstonian with a couple of "grown" kids and a tall handsome grandson. She is working with our fund and shareholder accounting while pursuing a bachelor's degree at the University of Houston. She differentiated herself from over 90 other applicants by her experience, long term employment for one previous company, and her accounting knowledge.

Conclusion

As always, I appreciate your feedback. We keep a bulletin board of shareholder comments and suggestions and we take them very seriously. Please keep your ideas coming.

Sincerely,

John Montgomery

                      Report of Independent Accountants



To the Board of Directors of Bridgeway Fund, Inc.
and Shareholders of the Ultra-Small Company, Aggressive Growth and Social Responsibility Portfolios:

We have audited the accompanying statement of assets and liabilities, including the schedule of portfolio investments, of Bridgeway Fund, Inc. (comprising, respectively, the Ultra-Small Company, Aggressive Growth, and Social Responsibility Portfolios) as of June 30, 1997, the related statement of operations for the year then ended, and the statement of changes in net assets and the financial highlights for the year ended June 30 1997 and for the period from August 5, 1994 (commencement of operations) to June 30, 1995. These financial statements and financial highlights are the responsibility of the management of Bridgeway Fund, Inc. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 1997, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting Bridgeway Fund, Inc. as of June 30, 1997, the results of their operations for the year then ended, and the changes in their net assets and the financial highlights for the year ended June 30, 1997 and 1996 and for the period from August 5, 1994 (commencement of operations) to June 30, 1995, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.


Houston, Texas
August 29, 1997

 BRIDGEWAY FUND, INC.
 AGGRESSIVE GROWTH PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares        Value
       Company
 Common Stocks- 89.7%
    Airlines- 10.3%
       AMR Corporation  * #                                  1,100    $100,100
       Atlantic Coast Airlines, Inc.  *                      2,300      30,044
       Continental Airlines (Class B)  *                       400      24,700
                                                                       154,844
    Banking- 0.6%
       Grove Bank                                              300       9,075

    Data Processing/Hardware- 14.9%
       IKOS System, Inc.  *                                    500      10,563
       Jabil Circuit, Inc.  *                                2,000      24,500
       Citation Computer Systems, Inc.  *                    1,000      18,500
       Equitrac Corporation  *                               1,500      14,063
       General Automation, Inc.  *                          17,000      46,750
       Sun Microsystems, Inc.  *                             1,480      87,136
       Bell Microproducts, Inc.  *                           1,400      10,675
       Zoom Telephonics, Inc.  *                               850      12,325
                                                                       224,512
    Software- 1.1%
       Symix Systems, Inc.  *                                1,000      15,750

    Electronics/Electric- 11%
       C-Cube Microsystems, Inc.  *                            400      13,200
       Sigmatron International, Inc.  *                      1,000      11,000
       Aseco Corporation  *                                    700       6,913
       Nanometrics, Inc.  *                                  2,000      12,000
       Veeco Instruments, Inc.  *                            1,100      15,538
       Raychem Corporation                                     750      53,907
       Advanced Semiconducor Materials Int'l  *              1,900      20,662
       Reliability, Inc.  *                                  1,400       8,925
       Siliconix, Inc.  *                                    1,100      23,650
                                                                       165,795
    Graphic Arts- 0.9%
       Gibson Greeting, Inc.  *                              1,000      13,750

    Household Products- 1.2%
       Iona Appliances, Inc.  *                              2,800      18,564

    Sports / Outdoor equip.- 1.3%
       SCP Pool Corporation  *                               1,100      19,800

    Industry                                              Shares        Value
       Company

    Machinery- 8.1%
       JLG Industries                                          940     $69,795
       Chart Industries                                       1000      14,125
       Gleason Corporation                                     950      37,050
                                                                       120,970
    Medical Equipment/Supplies- 2.3%
       Bioradiations Labs, Inc. (Class A)  *                   938      33,650

    Mutual Funds- 0.8%
       New Germany Fund  *                                     550       6,944
       Spain Fund                                              400       4,750
                                                                        11,694
    Oil & Gas- 9.8%
       Comstock Resources, Inc.  *                            4900      49,919
       Louisiana Land  & Exploration Co.                      1300      74,913
       McFarland Energy, Inc.  *                              2400      21,600
                                                                       146,432
    Retail Stores- 18.3%
       Tuesday Morning Corporation  *                         1200      16,050
       Carson Pirie Scott & Company  *                        1000      26,750
       TJX Companies, Inc.  * #                               3800     128,250
       Damark International, Inc.  *                          1700      23,800
       CompUSA, Inc.  * #                                     1280      43,680
       One Price Clothing Store, Inc.  *                      4400      24,200
       Nutrition for Life Int'l, Inc.  *                       800      12,000
                                                                       274,730
    Securities Industry- 2%
       Advest Group, Inc.  *                                  1500      15,375
       JB Oxford Holdings, Inc.  *                            5300      15,238
                                                                        30,613
    Steel/Iron- 1.1%
       Northwest Pipe Company  *                              1000      17,000

    Metals (Titanium)- 4.1%
       Oregon Metallurgical Corporation  *                    2100      61,950

    Services- 1.9%
       Team Rental Group, Inc.  *                             2000      28,000

    Total Common Stocks (Identified Cost $1,216,057)                $1,347,129

 BRIDGEWAY FUND, INC.
 AGGRESSIVE GROWTH PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares        Value
       Company
 Options - 2.1%

    Air Transport- 1%
       AMR Corp. 1/97 Calls @70                                200      $4,675
       AMR Corp. 1/97 Calls @75                                400      10,246
                                                                        14,921
    Retail Stores- 1.1%
       TJX 10/96 Calls  *                                      600       8,250
       CompUSA, Inc. 11/96 Calls @25                           800       8,200
                                                                        16,450

                                                                        31,371


    Money Market Funds- 6.2%
       SEI Daily Income Trust Prime Obligations             30,931      30,931
       Starburst Money Market Fund                          30,931      30,931
       Lehman Bros. Prime Money Market Class A              31,868      31,868
                                                                        93,730

    Total Short-term investments (Identified Cost $93,730)              93,730

 Total Investments (Identified Cost $1,344,087)- 98% **              1,472,230
 Other Assets and Liabilities-Net: 2%                                   30,255
 Total Net Assets-100%                                              $1,502,485


 * Non-income producing security as no dividends were paid during the period from July 1, 1995 to June 30, 1996.

 ** The aggregate identified cost on a tax basis is $1,344,087. Gross unrealized appreciation and depreciation were $201,429 and $73,286, respectively, or net unrealized appreciation of $128,143.

 #  The portfolio owns a call option on this security.

 See accompanying notes to financial statements.

 BRIDGEWAY FUND, INC.
 SOCIAL RESPONSIBILITY PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                                Shares      Value
       Company
 Common Stock- 74.4%
    Air Transport- 7.6%
       AMR Corporation  *                                      300     $27,300

    Banking- 2.5%
       Bank of Boston                                           45       2,228
       MBNA Corporation                                        240       6,840
                                                                         9,068
    Beverages- 2.5%
       Pepsico, Inc.                                           250       8,875

    Data Processing- 5.6%
       Compaq Computers  *                                     190       9,334
       Digital Equipment Corporation  *                        245      11,056
                                                                        20,390
    Drugs-Generic and OTC- 10.5%
       Merck & Company                                         195      12,602
       Pfizer, Inc.                                            155      11,063
       Schering Plough                                         229      14,371
                                                                        38,036
    Education- 3.3%
       TRO Learning, Inc.  *                                   735      11,944

    Electronics/Electric- 10%
       Maytag Corporation                                       16         338
       Sony Corporation                                        110       7,273
       Spectrum Controls, Inc.  *                            2,500      12,188
       Zytec Corporation  *                                    900      16,313
                                                                        36,112
    Food- 0.2%
       Ben & Jerry's Homemade, Inc.  *                          50         850

    Graphic Arts- 1%
       Healthy Planet Products, Inc.  *                        525       3,577

    Health Care Facilities- 3.6%
       Alliance Imaging, Inc.  *                             1,200       6,000
       Pacificare Health Systems  *                            107       7,062
                                                                        13,062
    Leather & Shoes- 4.8%
       Nike, Inc. (Class B)                                    170      17,468

    Medical Equipment/Supplies- 10.5%
       Johnson & Johnson                                       230      11,385
       Medtronics, Inc.                                        278      15,568

 BRIDGEWAY FUND, INC.
 SOCIAL RESPONSIBILITY PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                                Shares      Value
       Company
    Medical Equipment/Supplies (continued)
       Sofamor/Danek Group  *                                  400     $11,100
                                                                        38,053

    Paper / Products- 0.4%
       Champion International                                   30       1,253

    Retail Stores- 3.8%
       Safeway Stores  *                                       412      13,596

    Specialty Instruments- 3.2%
       Hewlett-Packard Corp.                                   116      11,557

    Telecommunications- 3.5%
       Cincinnati Bell  *                                      240      12,510

    Utilities-Electric- 1.4%
       Hawaiian Electric                                        70       2,485
       New England Electric Systems                             75       2,723
                                                                         5,208

 Total Common Stocks (Identified Cost $222,993)                        268,859

 Short-term Investments- 25.6%
    Money Market Funds- 25.6%
       SEI Daily Income Trust Prime Obligations             12,325      12,325
       Starburst Money Market Fund                          12,325      12,325
       Strong Money Market, Inc.                            55,000      55,000
       Lehman Bros. Prime Money Market Class A              12,699      12,699
                                                                        92,349

 Total Short-term Investments (Identified Cost $92,349)                 92,349
 Total Investments (Identified Cost $315,342)- 100% **                 361,208
 Other Assets and Liabilities-Net:                                       (248)
 Total Net Assets-100%                                                $360,960


 * Non-income producing security as no dividends were paid during the period from July 1, 1995 to June 30, 1996.

 ** The aggregate identified cost on a tax basis is $315,342. Gross unrealized appreciation and depreciation were $55,062 and $9,196, respectively, or net unrealized appreciation of $45,866.

 See accompanying notes to financial statements.

 BRIDGEWAY FUND, INC.
 ULTRA-SMALL COMPANY PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares        Value
       Company

 Common Stock- 86.8%
    Air Transport- 0.9%
       Atlantic Coast Airlines  *                            3,100     $40,490

    Aircraft Manf./Components- 0.3%
       Petrol Helicopters, Inc.                              1,000      16,000

    Auto Parts- 0.7%
       Deflecta-Shield Corp.  *                              4,900      31,238

    Automobiles- 0.8%
       Collins Industries, Inc.  *                           7,500      37,500

    Banking- 5.3%
       Cascade Bancorp  *                                    1,000      20,250
       Dime Financial Corporation                            4,900      74,725
       Franklin Bank National Assoc.                           115       1,208
       Grove Bank                                              300       9,075
       Home Port Bancorp, Inc.                               3,000      39,000
       Metropolitan Bancorp  *                               6,200      83,700
       Peoples Bank Of Indianapolis                            500      14,875
                                                                       242,833
    Beverages- 0.8%
       Cable Car Beverage Corp.  *                          19,800      35,888

    Broadcasting- 0.8%
       All American Communications, Inc.                     3,500      35,000

    Building- 2%
       Engle Homes, Inc  *                                   2,500      20,625
       Zaring Homes, Inc.  *                                 5,000      68,750
                                                                        89,375
    Coatings, Paint,Varnishes- 0.5%
       Southwall Technologies, Inc.  *                       3,200      24,000

    Data Processing- 11.9%
       Bell Microproducts, Inc.  *                           7,300      55,662
       Cognitronics Corporation  *                           3,000      15,000
       Citation Computer Systems, Inc.  *                    4,800      88,800
       Equitrac Corporation  *                               1,000       9,375
       General Automation, Inc.  *                          22,000      60,500
       International MicroComputer Software Co.  *           2,800      24,850
       Qlogic Corporation  *                                 2,100      21,000
       STB Systems, Inc.  *                                  9,500     162,688

 BRIDGEWAY FUND, INC.
 ULTRA-SMALL COMPANY PORTFOLIO
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares        Value
       Company


    Data Processing (continued)
       Symix Systems, Inc.  *                                5,900     $92,925
       Xata Corporation  *                                   1,000      10,375
                                                                       541,175

    Drugs-Generic and OTC- 2.4%
       Embrex, Inc.  *                                      13,500      89,438
       Procyte Corporation  *                                5,800      20,662
                                                                       110,100
    Education- 0.9%
       TRO Learning, Inc.  *                                 2,600      42,250

    Electronics/Electric- 9.4%
       Aseco Corporation  *                                  2,690      26,563
       Circuit Systems, Inc.  *                              2,200      13,750
       Diagnostic/Retrieval Systems, Inc.  *                 4,500      49,500
       Jaco Electronics, Inc.  *                             1,000      10,125
       Nanometrics, Inc.  *                                  1,000       6,000
       Polk Audio, Inc.  *                                   2,500      36,563
       Reliability, Inc.  *                                  8,000      51,000
       Sigmatron Intlernational, Inc.  *                     2,300      25,300
       Semtech Corporation  *                                4,900      44,100
       Spectrum Control, Inc.  *                             3,000      14,625
       Super Vision Int'l., Inc.  *                          5,500      48,813
       Tylan General, Inc.  *                                2,100      27,825
       Zytec Corporation  *                                  4,200      76,125
                                                                       430,289
    Finance- 0.7%
       American Physicians Services Grp.  *                  1,900      18,288
       TFC Enterprises, Inc.  *                              5,800      13,775
                                                                        32,063
    Food- 1%
       Armanino Foods Distinction  *                        11,000      16,500
       Fresh America Corporation  *                          2,000      27,250
                                                                        43,750
    Food Serving- 0.1%
       Family Steak House, Inc.  *                           6,200       4,263

    Health Care Facilities- 1.7%
       Caretenders Health Corp.  *                           2,800      21,000
       Alliance Imaging, Inc.  *                             3,000      15,000
       SMT Health Services, Inc.  *                          4,900      41,650
                                                                        77,650

 BRIDGEWAY FUND, INC.
 ULTRA-SMALL COMPANY PORTFOLIO, Continued
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares   Value
       Company

    Hotels/Motels/Inns- 0.1%
       Buckhead America Corp.  *                             1,000      $6,380

    Insurance- 1.6%
       Home State Holdings, Inc.  *                          1,000       8,375
       MCM Corporation                                       4,000      22,000
       Omni Insurance Group  *                               1,000       8,500
       Unico American Corp.                                  4,500      32,625
                                                                        71,500
    Jewelry, Silverware, Watches- 0.3%
       Barry's Jewelers, Inc.  *                             4,000      14,000

    Leisure-Amusement- 5.5%
       E R O, Inc.  *                                        2,800      17,500
       Funco, Inc.  *                                       11,000      94,875
       Play By Play Toys & Novelties  *                      1,500      21,375
       SCP Pool Corporation  *                               5,000      90,000
       PTI Holding, Inc.  *                                  3,400      26,775
                                                                       250,525
    Machinery- 2.6%
       Chart Industries, Inc.                                4,200      59,325
       Farr Company  *                                       1,000      13,250
       PPT Vision, Inc.  *                                   1,500      18,563
       Venturian Corporation  *                              2,000      25,500
                                                                       116,638
    Manufacturing/Distr.- 0.3%
       Unit Instruments, Inc.  *                             1,000      13,875

    Medical Equipment/Supplies- 3.7%
       AFP Imagining Corporation  *                          3,000       4,312
       Biosource International, Inc.  *                      3,300      29,803
       Fischer Imaging Corporation  *                        2,000      24,000
       I-Flow Corporation  *                                 6,000      30,000
       Medical Resources, Inc.  *                            6,300      55,913
       Microtek Medical, Inc.  *                             1,800      27,000
                                                                       171,028
    Mining- 0.7%
       Alta Gold  *                                          9,000      32,063

    Oil & Gas- 11%
       Astrotech International Corp.  *                      2,000      11,250
       Bellwether Exploration Co.  *                         7,700      46,200
       Comstock Resources, Inc.  *                           9,500      96,781

 BRIDGEWAY FUND, INC.
 ULTRA-SMALL COMPANY PORTFOLIO, Continued
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares   Value
       Company

    Oil & Gas (continued)
       American Oilfield Divers  *                           7,300     $65,700
       Maverick Tube Corp.  *                                6,600      77,550
       McFarland Energy, Inc.  *                             5,700      51,300
       Maynard Oil Company  *                                1,500      12,375
       Callon Petroleum Company  *                           3,100      38,750
       Petroleum Development Corp.  *                       25,500      70,125
       UTI Energy Corporation  *                             1,800      20,925
       Tatham Offshore, Inc.  *                             12,000      10,500
                                                                       501,456
    Pollution Control- 0.6%
       American Eco Corporation  *                           3,000      25,500

    Retail Stores- 7.4%
       Gantos, Inc.  *                                      20,800     118,300
       Calloways Nursery  *                                  7,000       6,125
       Jim Hjelms Private Collections  *                     4,500      11,812
       Nutrition For Life International  *                   2,580      38,700
       Tuesday Morning Corporation  *                        4,300      57,513
       Village Super Market, Inc.  *                           400       3,400
       One Price Clothing Stores  *                         18,400     101,200
                                                                       337,050
    Securities- 3.7%
       Advest Group, Inc.  *                                 3,100      31,775
       JB Oxford Holdings, Inc.  *                          14,200      40,825
       M. H. Myerson & Company  *                            9,600      36,600
       Southwest Securities Group                            5,000      58,125
                                                                       167,325
    Services- 2.5%
       Advanced Marketing Services, Inc.  *                  5,600      72,100
       RCM Technologies, Inc.  *                             4,500      40,500
                                                                       112,600
    Specialty Instruments- 0.6%
       Laser Industries Ltd.  *                              1,700      26,350

    Steel / Iron- 1.4%
       Northwest Pipe Company  *                             3,800      64,600

    Telecommunications- 3.7%
       EMCEE Broadcast Products  *                           7,500      58,125
       Microlog Corporation  *                               1,000       9,500
       Spectran Corporation  *                               4,200      81,900
       World Access, Inc.  *                                 2,000      19,000
                                                                       168,525

 BRIDGEWAY FUND, INC.
 ULTRA-SMALL COMPANY PORTFOLIO, Continued
 SCHEDULE OF PORTFOLIO INVESTMENTS
 Showing percentage of total net assets
 June 30, 1996


    Industry                                              Shares   Value
       Company

    Textiles- 0.9%
       Farrah, Inc.  *                                       5,900     $43,515

 Total Common Stocks (Identified Cost $3,637,359)                    3,956,794

 Short-term Investments- 2.7%
    Money Market Funds- 2.7%
       SEI Daily Income Trust Prime Obligations             40,623      40,623
       Starburst Money Market Fund                          40,623      40,623
       Lehman Bros. Prime Money Market Class A              41,853      41,853
                                                                       123,099

 Total Short-term Investments (Identified Cost $123,099)               123,099

 Total Investments (Identified Cost $3,760,458)- 89.5% **            4,079,893
 Other Assets and Liabilities-Net: 10.5%                               477,698
 Total Net Assets-100%                                              $4,557,591


 * Non-income producing security as no dividends were paid during the period from July 1, 1995 to June 30, 1996.

 ** The aggregate identified cost on a tax basis is $3,760,458. Gross unrealized appreciation and depreciation were $498,416 and $178,981, respectively, or net unrealized appreciation of $319,435.

 See accompanying notes to financial statements.

                                               BRIDGEWAY FUND, INC.

                                       STATEMENT OF ASSETS AND LIABILITIES
                                               As of June 30, 1997
                                                 Ultra-Small             Aggressive              Social
                                                   Company                 Growth             Responsibility
                                                  Portfolio              Portfolio              Portfolio

 Assets:
     Investments at value *                       $29,405,249             $3,475,733               $629,556
     Cash                                           1,379,012                 31,622                 17,789
     Receivable for investments sold                   10,951                 89,672                      0
     Receivable for interest                            6,084                    928                    911
     Receivable for dividends                               0                     68                      0
     Receivable from adviser                           18,859                     12                     40
     Prepaid expenses                                   7,307                  3,797                  3,007
     Deferred organization costs                        9,216                  9,216                  9,217
           Total assets                            30,836,678              3,611,048                660,520

 Liabilities:
     Payable for investments purchased                738,317                171,843                      0
     Payable for management fee                         3,659                    254                     47
     Payable for organization costs                     9,254                  9,254                  9,254
     Accrued expenses                                  15,246                  9,207                 13,290
           Total liabilities                          766,476                190,558                 22,591
     Net Assets                                   $30,070,202             $3,420,490               $637,929
     Shares Outstanding                             1,458,054                182,035                 39,363
     Net asset value, offering and redemption price
          per share                                    $20.62                 $18.79                 $16.21

 Net Assets Represent:
     Paid-in capital                              $24,321,986             $2,744,714               $523,669
     Undistributed net realized gain/(loss)           104,441                175,520                 (2,796)
     Net unrealized appreciation of investment      5,643,775                500,256                117,056
     Net assets                                   $30,070,202             $3,420,490               $637,929
 * Investments at cost                            $23,761,474             $2,975,477               $512,500


 See accompanying notes to financial statements.

                                               BRIDGEWAY FUND, INC.

                                             STATEMENT OF OPERATIONS
                                         For the year ended June 30, 1997

                                                 Ultra-Small             Aggressive              Social
                                                   Company                 Growth             Responsibility
                                                  Portfolio              Portfolio              Portfolio

 Investment income:
     Dividends                                        $21,508                 $7,009                 $2,972
     Interest                                          22,905                  7,137                  4,883
           Total income                                44,413                 14,146                  7,855

 Expenses:
     Management fees                                  143,395                 28,802                  1,596
     Accounting fees                                   73,009                 14,857                  9,811
     Audit fees                                        10,001                  7,002                  7,002
     Custody                                           16,262                  3,196                    632
     Amortization of organization costs                 4,632                  4,632                  4,632
     Insurance                                          4,200                    701                    125
     Legal                                             19,341                  3,846                    297
     Registration fees                                  6,131                  1,245                  1,066
     Director fees                                      1,102                  1,099                  1,099
     Miscellaneous                                         29                     30                     30
           Total expenses                             278,102                 65,410                 26,290
     Less fees waived                                 (29,727)               (18,126)               (11,407)
     Less expenses reimbursed                               0                      0                 (8,092)
           Net expenses                               248,375                 47,284                  6,791

 Net investment income (loss)                        (203,962)               (33,138)                 1,064


 Net realized and unrealized gain on investments:
     Net realized gain on investments                 238,109                187,476                  8,591
     Net change in unrealized appreciation          5,324,346                372,114                 71,190
     Net realized and unrealized gain               5,562,455                559,590                 79,781

 Net increase in assets
     resulting from operations:                    $5,358,493               $526,452                $80,845

 See accompanying notes to financial statements.

                                            STATEMENT OF CHANGES IN NET ASSETS

    Ultra-Small Company Portfolio                                      Year ended       Year ended
        Increase (decrease) in net assets:                           June 30, 1997    June 30, 1996     see * below
        Operations:
            Net investment loss                                          ($203,962)        ($23,352)         ($2,117)
            Net realized gain (loss) on investments                        238,109          371,952           (3,571)
            Net change in unrealized appreciation                        5,324,346          247,576           70,908
                Net increase resulting from operations                   5,358,493          596,176           65,220
            Distributions to shareholders:
                From net investment income                                       0                0               (4)
                From realized gains on investments                        (228,177)         (44,243)            (220)
                  Total distributions to shareholders                     (228,177)         (44,243)            (224)
        Fund share transactions:
            Proceeds from sale of shares                                23,069,647        3,392,930          568,271
            Reinvestment of dividends                                      209,831           43,592              224
            Cost of shares redeemed                                     (2,897,183)         (98,400)               0
                Net increase from Fund share transactions               20,382,295        3,338,122          568,495
                Net increase in net assets                              25,512,611        3,890,055          633,491
        Net assets:
            Beginning of period                                          4,557,591          667,536           34,045
            End of period                                              $30,070,202       $4,557,591         $667,536

        Number of Fund shares:
            Sold                                                         1,341,007          217,309           55,498
            Issued on dividends reinvested                                  12,394            3,338               22
            Redeemed                                                      (168,592)          (6,219)               0
                Net increase                                             1,184,809          214,428           55,520
            Outstanding at beginning of period                             273,245           58,817            3,297
            Outstanding at end of period                                 1,458,054          273,245           58,817


    Aggressive Growth Portfolio
        Increase (decrease) in net assets:
        Operations:
            Net investment loss                                           ($33,138)         ($9,319)           ($465)
            Net realized gain (loss) on investments                        187,476          166,362           (1,720)
            Net change in unrealized appreciation                          372,114           95,798           32,675
                Net increase resulting from operations                     526,452          252,841           30,490
            Distributions to shareholders:
                From net investment income                                       0                0                0
                From realized gains on investments                        (128,863)          (4,442)             (48)
                  Total distributions to shareholders                     (128,863)          (4,442)             (48)
        Fund share transactions:
            Proceeds from sale of shares                                 2,150,757          989,807          188,873
            Reinvestment of dividends                                      123,538            3,894               48
            Cost of shares redeemed                                       (753,879)         (15,887)               0
                Net increase from Fund share transactions                1,520,416          977,814          188,921
                Net increase in net assets                               1,918,005        1,226,213          219,363
        Net assets:
            Beginning of period                                          1,502,485          276,272           56,909
            End of period                                               $3,420,490       $1,502,485         $276,272

        Number of Fund shares:
            Sold                                                           129,254           67,496           17,837
            Issued on dividends reinvested                                   7,362              294                5
            Redeemed                                                       (44,758)          (1,209)               0
                Net increase                                                91,858           66,581           17,842
            Outstanding at beginning of period                              90,177           23,596            5,754
            Outstanding at end of period                                   182,035           90,177           23,596


    Social Responsibility Portfolio
        Increase (decrease) in net assets:
        Operations:
            Net investment income (loss)                                    $1,064            ($357)            $295
            Net realized gain (loss) on investments                          8,591           10,228             (854)
            Net change in unrealized appreciation                           71,190           39,110            7,469
                Net increase resulting from operations                      80,845           48,981            6,910
            Distributions to shareholders:
                From net investment income                                       0             (297)             (19)
                From realized gains on investments                         (21,520)               0                0
                  Total distributions to shareholders                      (21,520)            (297)             (19)
        Fund share transactions:
            Proceeds from sale of shares                                   254,732          268,541           33,982
            Reinvestment of dividends                                       21,520              297               19
            Cost of shares redeemed                                        (58,608)         (20,983)            (518)
                Net increase from Fund share transactions                  217,644          247,855           33,483
                Net increase in net assets                                 276,969          296,539           40,374
        Net assets:
            Beginning of period                                            360,960           64,421           24,047
            End of period                                                 $637,929         $360,960          $64,421

        Number of Fund shares:
            Sold                                                            17,127           20,594            3,152
            Issued on dividends reinvested                                   1,556               23                2
            Redeemed                                                        (3,911)          (1,577)             (45)
                Net increase                                                14,772           19,040            3,109
            Outstanding at beginning of period                              24,591            5,551            2,442
            Outstanding at end of period                                    39,363           24,591            5,551

        *  from August 5, 1994 (commencement of operations) to June 30, 1995

        See accompanying notes to financial statements.

                                                BRIDGEWAY FUND, INC.

                                                FINANCIAL HIGHLIGHTS
                                  (for a share outstanding throughout the period)

                                                                   Year ended       Year ended
 Ultra-Small Company Portfolio                                    June 30, 1997    June 30, 1996     see * below
      Per share data
          Net asset value, beginning of period                           $16.68           $11.35           $10.33
          Income (loss) from investment operations:
              Net investment loss                                         (0.24)           (0.21)           (0.04)
              Net realized and unrealized gain                             4.50             6.03             1.07
                   Total from investment operations                        4.26             5.82             1.03
          Less distributions to shareholders:
              Net investment income                                        0.00             0.00             0.00
              Net realized gains                                          (0.32)           (0.49)           (0.01)
                   Total distributions                                    (0.32)           (0.49)           (0.01)
          Net asset value, end of period                                 $20.62           $16.68           $11.35

      Total return [1]                                                     26.0%            52.4%            10.5%
      Ratios & Supplemental Data
          Net assets, end of period                                 $30,070,202       $4,557,591         $667,536
          Ratios to average net assets: [2]
              Expenses net of waivers and reimbursements                  1.67%            1.97%            1.68%
              Expenses before waivers and reimbursements                  1.87%            3.07%            8.34%
              Net investment income (loss)                               (1.37%)          (1.47%)          (0.65%)
          Commission Cost/Share                                         $0.0097
          Portfolio turnover rate [2]                                      56.2%           155.9%           103.6%

 Aggressive Growth Portfolio
      Per share data
          Net asset value, beginning of period                           $16.66           $11.71            $9.89
          Income (loss) from investment operations:
              Net investment loss                                         (0.24)           (0.18)           (0.02)
              Net realized and unrealized gain                             3.43             5.22             1.84
                   Total from investment operations                        3.19             5.04             1.82
          Less distributions to shareholders:
              Net investment income                                        0.00             0.00             0.00
              Net realized gains                                          (1.06)           (0.09)            0.00
                   Total distributions                                    (1.06)           (0.09)            0.00
          Net asset value, end of period                                 $18.79           $16.66           $11.71

      Total return [1]                                                     19.9%            43.3%            19.5%
      Ratios & Supplemental Data
          Net assets, end of period                                  $3,420,490       $1,502,485         $276,272
          Ratios to average net assets: [2]
              Expenses net of waivers and reimbursements                  2.00%            1.97%            1.86%
              Expenses before waivers and reimbursements                  2.77%            5.73%           16.15%
              Net investment income (loss)                               (1.40%)          (1.26%)          (0.30%)
          Commission Cost/Share                                         $0.0135
          Portfolio turnover rate [2]                                     138.9%           167.7%           139.9%

 Social Responsibility Portfolio
      Per share data
          Net asset value, beginning of period                           $14.68           $11.61            $9.85
          Income (loss) from investment operations:
              Net investment income (loss)                                 0.03            (0.02)            0.07
              Net realized and unrealized gain                             2.31             3.11             1.70
                   Total from investment operations                        2.34             3.09             1.77
          Less distributions to shareholders:
              Net investment income                                        0.00            (0.02)           (0.01)
              Net realized gains                                          (0.81)            0.00             0.00
                   Total distributions                                    (0.81)           (0.02)           (0.01)
          Net asset value, end of period                                 $16.21           $14.68           $11.61

      Total return [1]                                                     16.9%            26.6%            18.9%
      Ratios & Supplemental Data
          Net assets, end of period                                    $637,929         $360,960          $64,421

          Ratios to average net assets: [2]
              Expenses net of waivers and reimbursements                  1.50%            1.48%            1.46%
              Expenses before waivers and reimbursements                  5.81%           16.80%           72.83%
              Net investment income (loss)                                0.24%           (0.17%)           0.90%
          Commission Cost/Share                                         $0.0090
          Portfolio turnover rate [2]                                      35.5%            83.8%            71.7%

      [1] Not annualized for the period August 5, 1994 to June 30, 1995
      [2] Annualized for the period August 5, 1994 to June 30, 1995

      *  from August 5, 1994 (commencement of operations) to June 30, 1995

      See accompanying notes to financial statements.

BRIDGEWAY FUND, INC.
NOTES TO FINANCIAL STATEMENTS


1. Organization:

Bridgeway Fund, Inc. (the "Fund") was organized as a Maryland corporation on October 19, 1993, and is registered under the Investment Company Act of 1940, as amended, as a no-load, diversified, open-end management investment company.

The Fund is organized as a series fund and had three portfolios during fiscal year 1997: the Ultra-Small Company Portfolio, the Aggressive Growth Portfolio and the Social Responsibility Portfolio. The Fund is authorized to issue 1,000,000,000 shares. The Fund commenced operations as a regulated investment company on August 5, 1994.

2. Significant Accounting Policies:

The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements.

Securities Valuation

Securities are valued at the closing price for securities traded on a principal U.S. securities exchange and on NASDAQ. Listed securities for which no sales are reported are valued at the latest bid price in accordance with the pricing policy established by the Fund's Board of Directors. When current bid prices are not available, the most recently available quoted closing or bid price is used and adjusted for changes in the index on the exchange on which that security trades, also in accordance with the pricing policy established by the Fund's Board of Directors.

Federal Income Taxes

It is the Fund's policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies, including the timely distribution of all its taxable income to its shareholders. Therefore, no federal income tax provision has been recorded.

Deferred Organization Costs

Deferred organization costs are amortized on a straight-line basis over five years. The initial shareholders, prior to the prospectus being declared effective on June 30, 1994, have agreed that if any of the initial shares of each portfolio are redeemed during such amortization period by any holder thereof, the redemption proceeds will be reduced by the amount of the then unamortized organization expenses in the same ratio as the number of shares redeemed bears to the number of total outstanding shares held at the time of redemption.
At June 30, 1997, each portfolio had deferred organization costs in the amount of $9,254 payable to Bridgeway Capital Management, Inc., a shareholder.

Distributions to Shareholders

Distributions to shareholders are recorded when declared. The amount and character of income and gains to be distributed are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

BRIDGEWAY FUND, INC.
NOTES TO FINANCIAL STATEMENTS, Continued



2. Significant Accounting Policies
Distributions to Shareholders, Continued

During the year ended June 30, 1997, the Ultra-Small Company and the Aggressive Growth Portfolios did not pay sufficient dividends and distributions from met investment income and from net capital gains generated during the year ended June 30, 1996. The Ultra-Small Company and the Aggressive Growth Portfolios intend to petition the Internal Revenue Service for permission to make such deficient distributions during the year ended June 30, 1998. Taxpayers would be taxed on these distributions in the year received. Based upon management's assessment, the interest and penalties related to these deficient distributions are expected to be approximately $26,000. The Adviser has committed to pay the interest and penalties and all other costs associated with resolving the deficiency for the portfolios. No assurance can be given as to whether the Internal Revenue Service will accept the petition.

Use of Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

12b-1 Plan

The Fund acts as distributor of its shares pursuant to a 12b-1 plan adopted by shareholders on October 15, 1996. The cost of distributing shares of the Fund is borne by the Adviser at no cost to the Fund; thus, there is no "12b-1 fee."

Other

Security transactions are accounted for as of the trade date, the date the order to buy or sell is executed. Realized gains and losses are computed on the identified cost basis. Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis.

Assets in the Social Responsibility Portfolio are very low, and may remain so in the immediate future. Because commission cost per trade is unacceptably high as a percentage of assets, the Adviser reimbursed this portfolio for any commissions above one cent/share. The Adviser expects to continue this practice until portfolio net assets reach at least $1 million.

3. Use of Derivative Instruments:

The Aggressive Growth and Social Responsibility Portfolios may use derivative securities as outlined more fully under "Risk Factors," "Investment Objective and Policies," and "Principal Investment Restrictions," in the Prospectus. Buying calls increases a Portfolio's exposure to the underlying security. Buying puts on a stock market index tends to limit a Portfolio's exposure to a stock market decline. All options purchased by the Fund were listed on exchanges and considered liquid positions with readily available market quotes. The Social Responsibility Portfolio purchased and sold one put during the fiscal year. A summary of options purchased by the Aggressive Growth Portfolio follows:

BRIDGEWAY FUND, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


3. Use of Derivative Instruments, Continued

                             Call Options            Put Options
                         Shares
                      (in thousand)     Cost      # of Puts   Cost
Options outstanding
6/30/96                      20       $34,300         0        $0
Options purchased           108      $120,255         2     1,492
Options expired               0            $0         0        $0
Options exercised            (5)      ($5,766)
Options closed              (99)    ($104,335)       (2)  ($1,492)

Outstanding at 6/30/97        24      $44,454         0        $0

4.  Management Contract:

The Fund has entered into a management contract with Bridgeway Capital Management, Inc. (the Adviser"), a shareholder of the Fund. As compensation for the advisory services rendered, facilities furnished, and expenses borne by Bridgeway Capital Management, Inc., the Aggressive Growth Portfolio and the Social Responsibility Portfolio pay Bridgeway Capital Management, Inc. a fee, computed and paid monthly based on the average daily net assets of each portfolio for the month. Such fee is based on the following annual rates: 0.90% of the first $250 million of each portfolio's average daily net assets, 0.875% of the next $250 million and 0.85% of any excess over $500 million.

The fee is adjusted quarterly for the Aggressive Growth and the Social Responsibility Portfolios based upon performance. The performance adjustment rate varies with the Fund's performance as compared to the performance of the Standard & Poor's 500 Composite Stock Price Index with dividends reinvested (hereinafter "Index" ) and ranges from -.7% to +.7%. The performance rate adjustment is calculated at 4.76% of the difference between the performance of the Fund and that of the Index over the trailing five year period, except that there is no performance adjustment if the difference between the Fund performance and the Index performance is less than or equal to 2%. The Ultra-Small Company Portfolio pays a flat 0.9% annual management fee, computed daily and payable monthly, except that while the Portfolio's net assets range from $27.5 million to $55 million the fee will be $495,000 annually subject to a maximum rate of 1.49% and a maximum expense ratio of 2.0%.

5.  Related Party Transactions:

One director of the Fund, John Montgomery, is an owner and director of the Adviser. Under the Investment Company Act of 1940 definitions, he is considered to be "affiliated" and "interested." Compensation of Mr. Montgomery is borne by the Adviser rather than the Fund. The other officers are employees of the Adviser and the portion of their compensation attributable to fund accounting, shareholder accounting and state registration services is paid by the Fund and is included in the Accounting fees and Registration fees expense categories of the financial statements.

The Adviser is committed to reimburse the Fund for any operating expenses above 2.5% of net assets during the first three years of operations. In addition, the Adviser has been voluntarily reimbursing the Fund for any operating expenses above 2.0%, 1.5%, and 2.0% for the Aggressive Growth, Social
Responsibility, and Ultra-Small Company Portfolios, respectively. The Adviser expects to continue this voluntary level of reimbursement, if necessary, indefinitely.

BRIDGEWAY FUND, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


5.  Related Party Transactions, Continued

To achieve this expense level the Adviser has waived both the management fees and accounting fees for the year ended June 30, 1997, for the Social Responsibility Portfolio. For the Ultra-Small Company and Aggressive Growth Portfolios, the Adviser has waived a portion of their management fees.

6.Custodial Agreement:
The Fund has entered into a Custodial Agreement with Compass Bank (formerly River Oaks Trust). As compensation for services rendered by the custodian, each portfolio pays a fee, computed and paid quarterly based on the average month end total assets of each portfolio for the quarter plus a fee per transaction.

7.Cost, Purchases and Sales of Investment Securities:

Investments have the same cost for tax and financial statement purposes. Aggregate purchases and sales of investment securities, other than cash equivalents were as follows:

                                       Cost of        Proceeds
Portfolio                              Purchases      from Sales

Ultra-Small Company                  $25,936,876     $7,952,176
Aggressive Growth                     $4,408,732     $3,052,272
Social Responsibility                   $215,886       $127,859

8.Subsequent Event:

On July 20, 1997, the Fund added two new portfolios: the Ultra-Small Index Portfolio and the Ultra-Large 35 Index Portfolio. The Ultra-Small Index Portfolio seeks roughly to meet the total return of the University of Chicago's Center for Research in Security Prices (CRSP) Cap-Based Portfolio 10 Index by investing in a representative sample of index companies. The Ultra-Large 35 Index Portfolio seeks to meet the total return of the Bridgeway Ultra-Large 35 Index while minimizing the distribution of capital gains and minimizing costs.